Exhibit 23


                      CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-52125) pertaining to the Ashland Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 2-95022) pertaining to the Ashland Inc. Amended Stock Incentive Plan for Key Employees, in the Registration Statement (Form S-8 No. 33-7501) pertaining to the Ashland Inc. Employee Savings Plan, in the Registration Statement (Form S-8 No. 33-26101)
pertaining to the Ashland Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-55922) pertaining to the Ashland Inc. 1993 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-49907) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, in the Registration Statement (Form S-8 No. 33-62901) pertaining to the Ashland Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 333-33617) pertaining to the Ashland Inc. 1997 Stock Incentive Plan, in the Registration Statement (Form S-3 No. 333-78675) pertaining to the registration of 68,925 shares of Ashland Inc. Common Stock, and in the Registration Statement (Form S-3 No. 333-70657) and the related Prospectus pertaining to the offering of $600,000,000 of Debt
Securities, Preferred Stock, Depository Shares, Common Stock and/or Warrants of Ashland Inc., of our report dated November 3, 1999, with respect to the consolidated financial statements and schedule of Ashland Inc. and consolidated subsidiaries included in this Annual Report (Form 10-K) for the year ended September 30, 1999.


                                             /s/ Ernst & Young

November 30, 1999